Exhibit 99.1

          Point Therapeutics to Present at Rodman & Renshaw
              Techvest 6th Annual Healthcare Conference

    BOSTON--(BUSINESS WIRE)--Oct. 25, 2004--Point Therapeutics, (NASDAQ: POTP) announced today that the Company will be presenting at the Rodman & Renshaw Techvest 6th Annual Healthcare Conference at the Waldorf Astoria Hotel, 301 Park Avenue, New York, NY. CEO and President Don Kiepert will review of the progress made by the Company through 2004. Kiepert will present at 9:25 AM ET on Wednesday, October 27, 2004.

    ABOUT POINT THERAPEUTICS, INC.:

    Point is a Boston-based biopharmaceutical company developing small molecule drugs for the treatment of a variety of cancers, certain hematopoietic disorders, type 2 diabetes, and as vaccine adjuvants. Point's lead product candidate, talabostat (PT-100), is an orally-active small molecule which, through a novel mechanism of action, has the potential to inhibit the growth of certain malignant tumors and to reconstitute the hematopoietic system.
    In 2004, Point has initiated four Phase 2 clinical studies in three different tumor types. These studies include evaluating talabostat in combination with Taxotere(R) in advanced non-small cell lung cancer, as a single agent and in combination with cisplatin in advanced metastatic melanoma, and in combination with rituximab in patients with advanced chronic lymphocytic leukemia. In addition, Point is currently testing talabostat in combination with rituximab in a Phase 1 human clinical study in patients with hematologic malignancies, such as non-Hodgkin's lymphoma. Point is also developing talabostat as a potential therapy for the treatment of hematopoietic disorders caused by chemotherapy treatments.
    Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements on the prospects for our drug development activities and results of operations based on our current expectations, such as statements regarding certain milestones with respect to our clinical program and our product candidates. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "expects," "may," "will," "should," "seeks," "plans," "schedule to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including, but not limited to, the ability of Point to (i) successfully develop and manufacture products, (ii) obtain the necessary regulatory approvals, (iii) obtain external funding to finance the operations and
(iv) obtain and enforce intellectual property rights, as well as the risk factors described in Point's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 16, 2004 and from time to time in Point's other reports filed with the Securities and Exchange Commission.

    CONTACT: For Point Therapeutics
             Richard N. Small, 617-933-2136
                 or
             Investor Relations
             The Trout Group
             Ritu Baral, 212-477-9007, ext. 25